UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 27, 2017

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-37390	45-2771978
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 4th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

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Item 1.01	Entry into a Material Definitive Agreement.

New Loan Agreement

On October 27, 2017, 12 wholly owned subsidiaries (the “Borrowers”) of Global Net Lease Operating Partnership, L.P. (the “OP”), the operating partnership of Global Net Lease, Inc. (the “Company”), entered into a loan agreement (the “Loan Agreement”) with Column Financial, Inc. and Citi Real Estate Funding Inc. (collectively, the “Lenders”).

The Loan Agreement provides for a $187.0 million loan (the “Loan”) with a fixed interest rate of 4.369% and a maturity date of November 6, 2027. The Loan requires monthly interest-only payments, with the principal balance due on the maturity date. The Loan is secured by, among other things, the Borrowers’ interests in 12 single tenant net leased office and industrial properties in nine states totaling approximately 2.6 million square feet (each, a “Mortgaged Property” and collectively, the “Mortgaged Properties”). The Loan Agreement permits the Lenders to consummate one or more private or public securitizations of rated single- or multi-class securities secured by or evidencing ownership interests in all or any portion of the Loan or a pool of assets that include the Loan.

At the closing of the Loan, the net proceeds after accrued interest and closing costs (including $2.2 million in taxes and other charges and expenses related to the Mortgaged Properties) were used to repay approximately $120.0 million of indebtedness that was outstanding under the Company’s existing revolving credit facility, with the balance available to the Company to be used for general corporate purposes, including to make future acquisitions.

The Loan may be prepaid in whole or in part at any time, subject to a yield maintenance prepayment premium for any prepayments made prior to August 7, 2027. Mortgaged Properties may, subject to certain conditions and limitations, be released from the Loan in connection with a sale or disposition by prepayment of an amount (which may vary depending on the circumstances) calculated based on the portion of the Loan allocated to the Mortgaged Property sold or disposed and any applicable yield maintenance prepayment premium.

In limited circumstances relating to the curing of an adverse event experienced by a tenant at one of the Mortgaged Properties or a default, the Borrowers may replace one or more of the Mortgaged Properties subject to certain conditions and limitations.

The OP has guaranteed the Borrowers’ non-recourse carveout obligations under the Loan Agreement pursuant to a guaranty (the “Guaranty”) and has agreed, together with the Borrowers, to indemnify the Lenders against certain environmental liabilities with respect to the Mortgaged Properties in connection with the Loan (the “Environmental Indemnity”).

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Loan Agreement, the Guaranty and the Environmental Indemnity, copies of which will be filed as exhibits to a future filing by the Company with the Securities and Exchange Commission (the “SEC”).

Amendment to Existing Property Management and Leasing Agreement and Entry into New Property Management and Leasing Agreement

On October 27, 2017, in connection with the Loan, 11 of the Borrowers entered into a new Property Management and Leasing Agreement (the “New PMA”) with Global Net Lease Properties, LLC (the “Property Manager”) with respect to 11 of the Mortgaged Properties, all of which are stand-alone, single-tenant net leased properties which are not part of a shopping center. With respect to these properties, the terms of the New PMA are identical to the terms of the existing Property Management and Leasing Agreement, dated as of April 20, 2012 (the “PMA”), among the Company, the OP and the Property Manager, except that the Property Manager is not entitled to any rent-up or oversight fees it would have been entitled to under the PMA.

On October 27, 2017, concurrently with entering into the New PMA, the Company and the OP entered into an amendment to the PMA (the “PMA Amendment”). Prior to the PMA Amendment, the Property Manager was the sole and exclusive manager and agent of all the Company’s properties pursuant to the PMA. Following the PMA Amendment, any of the Company’s properties that are subject to a separate property management agreement with the Property Manager (including the properties subject to the New PMA) are no longer subject to the PMA.

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The relationships between the Company, on the one hand, and the Property Manager and its affiliates (including without limitation the Company’s external advisor, Global Net Lease Advisors, LLC), and related transactions, including the PMA, are described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on March 28, 2017 and other filings with the SEC made by the Company

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the PMA Amendment and the New PMA, copies of which will be filed as exhibits to a future filing by the Company with the SEC.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained under the subheading New Loan Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2017	By:	/s/ James L. Nelson
	Name:	James L. Nelson
	Title:	Chief Executive Officer and President

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